Exhibit 99.1

AVITA Medical Updates Expected First Quarter 2024 Revenue

VALENCIA, Calif., April 10, 2024 (GLOBE NEWSWIRE) — AVITA Medical, Inc. (NASDAQ: RCEL, ASX: AVH), a commercial-stage regenerative medicine company focused on first-in-class devices for wound care management and skin restoration, today announced an update to its expected commercial revenue for the first quarter of 2024 and reaffirmed expectations for full-year 2024 revenue at the lower end of the previously provided guidance of US$78.5 million to US$84.5 million.

For the quarter ended March 31, 2024, AVITA Medical now expects commercial revenue to be in the range of US$11.0 million to US$11.3 million. This range is below the previously provided revenue guidance of US$14.8 million to US$15.6 million. The revision in guidance is attributable to a slower-than-expected conversion rate of new accounts for our expanded label of full-thickness skin defects.

Since the launch of the full-thickness skin defects expanded label in June 2023 through the quarter ended March 31, 2024, AVITA Medical has added 73 new accounts, including 22 new accounts in the first quarter. In addition to the new accounts, there are 71 submissions in the evaluation or decision stage of the value analysis committee (VAC) process as of March 31, 2024. However, the projected approval rate was 15 new accounts per month, for an expected total of 135 new accounts by March 31, 2024. The slower-than-expected conversion rate is attributable to the complexity of closing a new account for a product that is approved for multiple indications. Despite this, the number of submissions active in the VAC process and robust prospecting pipeline continue to reflect significant potential for new account approvals, albeit at a slower approval pace than originally anticipated.

"In light of the challenges encountered in the first quarter of 2024, we are intensifying our efforts to drive growth," said Jim Corbett, Chief Executive Officer of AVITA Medical. "While our account conversion rate impacted our quarterly revenue, we remain optimistic for the full year. With the recent launch of PermeaDerm in March and the upcoming launch of RECELL GO, along with our deeper understanding of the VAC processes and timelines, we believe that we will meet the lower end of our previously provided annual revenue guidance range of US$78.5 million to US$84.5 million. We remain committed to delivering value and making a positive impact on the lives of our patients."

AVITA Medical plans to report its financial results for the first quarter 2024 after the close of the U.S. financial markets on Monday, May 13, 2024. A conference call and webcast are scheduled for that day at 1:30 p.m. Pacific Time (Tuesday, May 14, 2024, at 6:30 a.m. Australian Eastern Standard Time) to discuss its results in further detail.

About AVITA Medical, Inc.

AVITA Medical® is a commercial-stage regenerative medicine company transforming the standard of care in wound care management and skin restoration with innovative devices. At the forefront of our platform is the RECELL® System, approved by the U.S. Food and Drug Administration for the treatment of thermal burn wounds and full-thickness skin defects, and for repigmentation of stable depigmented vitiligo lesions. RECELL harnesses the regenerative properties of a patient’s own skin to create Spray-On Skin™ Cells, delivering a transformative solution at the point-of-care. This breakthrough technology serves as the catalyst for a new treatment paradigm enabling improved clinical outcomes. AVITA Medical also holds the exclusive rights to market, sell, and distribute PermeaDerm®, a biosynthetic wound matrix, in the United States.

In international markets, the RECELL System is approved to promote skin healing in a wide range of applications including burns, full-thickness skin defects, and vitiligo. The RECELL System is TGA-registered in Australia, has received CE-mark approval in Europe and has PMDA approval in Japan.

To learn more, visit www.avitamedical.com.

Forward-Looking Statements

Statements in this announcement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements generally may be identified by the use of words such as “anticipate,” “expect,” “intend,” “could,” “may,” “will,” “believe,” “estimate,” “look forward,” “forecast,” “goal,” “target,” “project,” “continue,” “outlook,” “guidance,” “future,” and similar words or expressions, and the use of future dates. Forward-looking statements in this announcement include but are not limited to statements concerning our product development activities, regulatory approval of our products, the potential for future growth of our business, and our ability to achieve financial goals. These statements are made as of the date of this announcement, and the Company undertakes no obligation to publicly update or revise any of these statements, except as required by law. For additional information and other important factors that may cause actual results to differ materially from forward-looking statements, please see the “Risk Factors” section of the Company’s latest Annual Report on Form 10-K and other publicly available filings for a discussion of these and other risks and uncertainties.

Investor & Media Contact:

Jessica Ekeberg

Phone +1-661-904-9269

investor@avitamedical.com

media@avitamedical.com

Authorized for release by the Board of Directors of AVITA Medical, Inc.